Exhibit 5





                                                               October 31, 1996


The Board of Directors
VSE Corporation
2550 Huntington Avenue
Alexandria, Virginia 22303

Gentlemen:

     We have acted as counsel to VSE Corporation (the "Company") with respect to the Company's Registration Statement on Form S-8, filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 100,000 shares of Common Stock, par value $.05 per share (the "Shares") and an undesignated number of interests (the "Interests") in the Company's Employee ESOP/401(k) Plan (the "Plan").

     As counsel to the Company, we have examined the Company's Certificate of Incorporation and such records, certificates and other documents of the Company, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purpose of this opinion.

     We assume that, prior to the sale of any Shares to which the Registration Statement relates, appropriate action will be taken to register and qualify such Shares for sale, to the extent necessary, under any applicable state securities laws.

     Based on the foregoing, we are of the opinion that the 100,000 Shares subject to the Plan when issued or delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations thereunder.

                                          Very truly yours,


                                          /s/ ARENT FOX KINTNER PLOTKIN & KAHN